SECURITIES AND EXCHANGE COMMISSION

			      Washington, D.C.  20549




				    FORM 8-K

	        		CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



			 Date of Report: July 30, 2001



            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

         (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company         PG&E Corporation
(415) 973-7000                           (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5. Other Events.


On July 30, 2001, PG&E Corporation announced that for the second quarter ended June 30, 2001, its net income is expected to include approximately $500 million to $600 million of non-operating income at Pacific Gas and Electric Company (Utility), its California utility subsidiary, offsetting a small portion of the substantial charges taken in the preceding two quarters. The previous charges were recorded to account for the Utility's unrecovered wholesale power costs and electric restructuring transition costs totaling $5.2 billion after taxes at March 31, 2001, which the Utility concluded were not probable of recovery under applicable accounting rules. The estimated non-operating income for the second quarter is expected to reflect lower than previously estimated charges from the California Independent System Operator (ISO) for power purchases during March 2001, and estimated income as a result of the termination of certain of the Utility's bilateral power purchase contracts by the counterparties. Due to the write-off of the Utility's regulatory balancing accounts related to unrecovered wholesale power and transition costs, the total amount of these offsets will flow through to the Utility's income statement for the second quarter. PG&E Corporation's second-quarter financial results are scheduled to be reported August 1, 2001.

During the second quarter, the Utility received new data from the ISO reflecting actual charges for power purchased by the ISO in March 2001 which were lower than the estimated amount recorded in the first quarter 2001. The difference between the estimated charges and the actual charges will be reflected as non-operating income for the second quarter. While PG&E Corporation believes it is not responsible for ISO purchases made during the first quarter, it was required by applicable accounting rules to estimate and record those charges in its first quarter results, pending resolution of the
issue.   (The Utility has failed to meet the ISO's creditworthiness standards for scheduling third party transactions since early January 2001. On February 14, 2001, the Federal Energy Regulatory Commission (FERC) rejected the ISO's proposed tariff amendment to lower the ISO's creditworthiness standards in order to permit the ISO to continue charging the Utility. Despite the FERC's February 14, 2001 order, the ISO continued to bill the Utility. On April 6, 2001, the FERC reaffirmed its earlier order. In light of the April 6, 2001 order, the Utility has not recorded any estimated ISO charges after April 6, 2001, except for the ISO's grid management charge.)

In addition to the revised ISO charges, the Utility is expected to recognize estimated income as a result of the termination of certain bilateral power purchase contracts by the counterparties, who were entitled to do so in the event of a decline in the Utility's credit quality. Provisions in the agreements require that the market value of the contracts be settled upon termination. The estimated value of the contracts will be reflected as a non-operating item.

Notwithstanding the impacts discussed above, as of June 30, 2001, the Utility's net undercollection of transition costs and past power purchase costs is expected to remain at approximately $4.6 billion to $4.7 billion after-tax, as a result of the charges taken in the fourth quarter of 2000 and the first quarter of 2001.

The information in this Current Report on Form 8-K includes forward-looking statements regarding the expected financial results for the quarter ended June 30, 2001. These forward-looking statements are subject to various risks and uncertainties. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including the extent to which more information is revealed about the recently released California Department of Water Resources' revenue requirements and the impact such revenue requirements may have on the Utility's financial condition and results of operation; the outcome of the Utility's regulatory proceedings; whether and to what extent the Utility is determined to be responsible for the ISO's charges billed to the Utility; any regulatory, judicial, or legislative actions that may be taken to meet future power needs in California, mitigate the higher wholesale power prices, provide refunds for prior power costs, or address the Utility's financial condition; and the other risk factors discussed in PG&E Corporation's reports filed with the Securities and Exchange Commission.

				SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
                                  Vice President and Controller



                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
  				  Vice President and Controller





Dated:  July 30, 2001